Exhibit 99.1

Eagle Family Foods Acquires Milnot Holding Corporation’s Canned Milk Business

For Immediate Release

Columbus Ohio, December 23, 2004—Eagle Family Foods, Inc. (EFFI) today announced the purchase of Milnot Holding Corporation’s milk division and it’s Seneca, MO manufacturing facility.

The acquisition brings together two leaders in the sweetened condensed and evaporated branded and private label canned milk segments, both with long histories of outstanding quality products. Well-known Eagle Brand® Sweetened Condensed Milk originated in 1856, and Milnot began producing canned milk in 1912. Craig Steinke, EFFI’s President and CEO, commented, “We are pleased with the transaction and believe this positions our company for future growth in both retail private label and food service businesses. It is a winning proposition for our retail customers, while offering our consumers a broader variety of the same high quality products they have come to expect from EFFI. The Milnot Company will be providing transition services over the next sixty to ninety days.”

EFFI is privately held and is headquartered in Gahanna, Ohio. The company manufactures and markets well-known brands such as Eagle Brand, Meadow Gold, and Magnolia sweetened condensed milk, Borden Eggnog, None Such mincemeat pie filling, and Kava acid neutralized coffee. Steinke further added, “The acquisition will allow our team to continue its concentration on growing the canned milk business, including executing key Hispanic growth initiatives, extending the Eagle Brand equity into decadent dessert kits, and increasing our manufacturing presence in private label.” More information about the Eagle Family Foods, Inc. brand portfolio can be found on its website; www.eaglefamilyfoods.com.

St. Louis-based Milnot Holding Corporation will continue to own and manage Beech-Nut Nutrition Corporation. Scott Meader, President and CEO of Milnot Holding Corporation said the sale of the company’s milk division “was a difficult decision. Canned milk marked our beginnings as a company and has been closely associated with Milnot in our local communities for nearly a hundred years”.

“While the sale has many benefits to EFFI and our shared retail customers, it will also enable Milnot Holding Corporation to focus on the continued growth of our Beech-Nut® Baby Food business,” Mr. Meader added.

Contacts

Kate Terrell, Eagle Family Foods

(614) 501-4234

kterrell@effinc.com

Lisa Lewis, Milnot Holding Corporation

(314) 436-7667

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